Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 109 dated February 13, 2006.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2006-014

                    5.00% Callable Notes due August 15, 2010

The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $7,105,000.00           Interest Rate:           5.00%

Price to Public:         100%                    Issuance Date:           February 16, 2006

Net Proceeds to Trust:   $7,041,055.00           Stated Maturity Date:    August 15, 2010

Agent's Discount:        0.90%                   Initial Interest Payment Date: August 15, 2006

CUSIP Number:            41659FHP2               Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [ ]              The Survivor's Option [X] is [ ] is not
Optional Redemption Date: February 15, 2008      available
  or any Interest Payment Date thereafter.         Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%              Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                 Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                 amounts.

Securities Exchange Listing:   None.             Special Tax Considerations:         None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-406014             Interest Rate:                       5.00%

Contract Payment:           $7,105,015.00         Effective Date:                February 16, 2006

Deposit Amount :            $7,041,070.00         Stated Maturity Date:            August 15, 2010
(if different from Contract Payment)
Day Count Convention:       30/360                Initial Interest Payment Date:   August 15, 2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption:   Yes [X] No [ ]             Survivor Option:  Under the Funding
Optional Redemption Date: February 15, 2008         Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
  Initial Redemption Percentage:   100%             provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
  Redemption may be:  [X] In whole only.            Option.
                      [ ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.



           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of February 16, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of February 16, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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